Exhibit 10.6
Execution Copy
AMENDMENT TO CREDIT AGREEMENT
     THIS AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is executed and delivered as of this 2nd day of November 2007 among LASALLE BANK NATIONAL ASSOCIATION, as administrative agent (the “Administrative Agent”), the financial institutions party hereto (the “Lenders”), AKORN, INC., a Louisiana corporation (“Akorn”) and AKORN (NEW JERSEY), INC., an Illinois corporation (“Akorn New Jersey”).
W I T N E S S E T H:
     A. The Administrative Agent, Akorn, Akorn New Jersey and the Lenders entered into a Credit Agreement dated as of October 7, 2003 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used but not defined herein shall have the meanings attributed to them in the Credit Agreement.
     B. The Companies have requested that the Administrative Agent and the Required Lenders consent to certain terms of the Credit Agreement, subject to the terms and conditions set forth herein.
     NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto hereby agree as follows:
     1. Amendment. Upon the Effective Date (as defined below), the Credit Agreement shall be amended as follows:
     (a) Definitions. The following definitions shall be inserted alphabetically into Section 1.1:
Consolidated Total Liabilities means at any date all liabilities of the Companies and their Subsidiaries recorded on the consolidated balance sheet of the Companies and their Subsidiaries in accordance with GAAP.
Consolidated Total Liabilities Ratio means, with respect to any Computation Date, the ratio of (a) Consolidated Total Liabilities to (b) Consolidated Tangible Net Worth, in each case as of such Computation Date.
Cash to Principal and Interest Ratio means, with respect to any Computation Date, the ratio of (a) the aggregate amount of Cash Equivalent Investments of the Companies and their Subsidiaries as of such Computation Date to (b) the amount of all payments of principal of Funded Debt and Interest Expense required to be made by the Companies and their Subsidiaries in the following Computation Period, including without limitation, in connection with the Decatur Mortgage and all Debt under this Credit Agreement and otherwise owing to LaSalle.

     (b) Applicable Margin. The definition of “Applicable Margin” set forth in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
Applicable Margin means, for any day, the rate per annum set forth below opposite the level (the “Level”) then in effect and corresponding to the applicable Senior Debt to EBITDA Ratio, it being understood that the Applicable Margin for (a) Revolving Loans that bear interest at the Base Rate shall be the percentage set forth under the columns “Applicable Margins — Base Rate Loans”, (b) Revolving Loans that bear interest at the LIBOR Rate shall be the percentage set forth under the column “Applicable Margins — LIBOR Loans”, (c) the Non-Use Fee Rate shall be the percentage set forth under the column “Non-Use Fee Rate” and(d) the L/C Fee Rate shall be the percentage set forth under the column “L/C Fee Rate”:

	Consolidated	Senior Debt
	Total	to	Applicable Margins}
	Liabilities	EBITDA	Base Rate	LIBOR	Non-Use	L/C Fee
Level	Ratio	Ratio	Loans	Loans	Fee Rate	Rate
I		≥1.75	1.25%	3.25%	0.50%	1.50%
II	<0.75 ≥ 0.50	<1.75 ≥ 1.50	1.00%	3.00%	0.50%	1.50%
III	<0.50 ≥ 0.25	<1.50 ≥ 1.25	0.75%	2.75%	0.375%	1.50%
IV	<0.25	<1.25	0.50%	2.50%	0.375%	1.50%
If at any time the Companies are not required to comply with Section 11.14.1, Applicable Margin means for any day, the rate per annum set forth opposite the Level then in effect as determined by the Consolidated Total Liabilities Ratio.
The Applicable Margins shall be adjusted based on the Level corresponding to the Senior Debt to EBITDA Ratio reported for each Fiscal Quarter (or in the case of the Fiscal Quarters ending September 30, 2007, December 31, 2007 and March 31, 2007, the level corresponding to the Consolidated Total Liabilities Ratio for each such Fiscal Quarter), to the extent applicable, on the fifth (5th) Business Day after the Companies provide or are required to provide a Compliance Certificate pursuant to Section 10.1.3. Notwithstanding anything contained in this paragraph to the contrary, (a) if the Companies fail to deliver such Compliance Certificate in accordance with the provisions of Section 10.1.3, the Applicable Margins shall be based upon Level I above beginning on the date such Compliance Certificate was required to be delivered until the fifth (5th) Business Day after such Compliance Certificate is actually delivered, whereupon the Applicable Margins shall be determined by the then current Level; (b) no reduction to any Applicable Margin shall become effective at any time when an Event of Default or Unmatured Event of Default has occurred and is continuing; and (c) the initial Applicable Margins on the Fourth Amendment Date shall be based on Level IV until the date on which the Compliance Certificate is required to be delivered for the Fiscal Quarter ending September 30, 2005, and on such date the Applicable Margins shall be adjusted, if necessary, as set forth above.
     (c) Borrowing Base. The definition of “Borrowing Base” set forth in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
Borrowing Base means an amount equal to the total of (a) 80% of the unpaid amount (net of (i) such reserves and allowances as the Administrative Agent deems necessary in its reasonable discretion and (ii) liabilities and reserves for chargebacks, returns, rebates and discounts) of all Eligible Accounts plus (b)  either (x) for the period from and after November 2, 2007 through and including June 29, 2008, the lesser of (i) 65% of the value of all Eligible Inventory valued at the lower of cost or market or (ii) 75% of the Revolving Commitment Amount or (y) at any time from and after June 30, 2008, the lesser of (i) 65% of the value of all Eligible Inventory valued at the lower of cost or market or (ii) 50% of the Revolving Commitment Amount plus (d) the Adjusted Forced Liquidation Value (net of such reserves and allowances as the Administrative Agent deems necessary in its reasonable discretion).
     (d) Revolving Commitment Amount. Following the satisfaction of the conditions set forth in Section 4 below, the definition of “Revolving Commitment Amount” shall be amended by deleting “$10,000,000” where it appears therein and replacing it with “$15,000,000”.
     (e) Cash Equivalent Investments. The following is inserted into the Credit Agreement as a new Section 10.13:
“10.13 From and after November 2, 2007 and until delivery of a Compliance Certificate for the Fiscal Quarter ending June 30, 2008 showing compliance with each of the covenants required to be complied with at such time, maintain at all times a minimum balance of $1,250,000 in Cash Equivalent Investments on deposit in an account with the Administrative Agent subject to a pledge agreement satisfactory in form and substance to the Administrative Agent.”

     (f) Senior Debt to EBITDA Ratio. Section 11.14.1 of the Credit Agreement is hereby amended by adding the following proviso following the chart found therein:
“; provided that for the Computation Periods ending September 30, 2007, December 31, 2007 and March 31, 2008, the Companies shall not be required to be in compliance with this Section 11.14.1.”
     (g) EBITDA to Interest Expense Ratio. Section 11.14.2 of the Credit Agreement is hereby amended by adding the following proviso immediately following the word “thereafter”:
“; provided that for the Computation Periods ending September 30, 2007, December 31, 2007 and March 31, 2008, the Companies shall not be required to be in compliance with this Section 11.14.2.”
     (h) Consolidated Tangible Net Worth. Section 11.14.3 of the Credit Agreement is hereby amended by deleting “$30,000,000” where it appears therein and replacing it with “$40,000,000”.
     (i) Consolidated Total Liabilities Ratio. The following is inserted into the Credit Agreement as a new Section 11.14.4:
11.14.4 Consolidated Total Liabilities Ratio. For the Computation Periods ending September 30, 2007, December 31, 2007 and March 31, 2008, not permit the Consolidated Total Liabilities Ratio to exceed 0.75:1.00.
     (j) Cash to Principal and Interest Ratio. The following is inserted into the Credit Agreement as a new Section 11.14.5:
11.14.5 Cash to Principal and Interest Ratio. For the Computation Periods ending September 30, 2007, December 31, 2007 and March 31, 2008, not permit the Consolidated Total Liabilities Ratio to be less than 1.50:1.00.
     2. Commitment Increase. Pursuant to Section 6.5 of the Credit Agreement, the Companies have requested an increase in the Revolving Commitment Amount so that following the effectiveness of the requested increase, the Revolving Commitment Amount shall be $15,000,000. The signatures of the Lenders on the commitment increase supplement, a form of which is attached hereto as Exhibit A (the “Commitment Increase Supplement”), shall evidence the acceptance by such Lenders of the amount of the increase in the Revolving Commitment Amount to which such Lenders agree.
     3. Representations and Warranties. To induce the Administrative Agent and the Lenders to execute this Amendment, each Company jointly and severally represents and warrants to the Administrative Agent and the Lenders as follows:

     (a) Each Company is in good standing under the laws of its jurisdiction of formation and in each jurisdiction where, because of the nature of its activities or properties, such qualification is required, except for such jurisdictions where the failure to so qualify would not have a Material Adverse Effect.
     (b) Each Company is duly authorized to execute and deliver this Amendment and is duly authorized to perform its obligations hereunder.
     (c) The execution, delivery and performance by the Companies of this Amendment do not and will not (i) require any consent or approval of any governmental agency or authority (other than any consent or approval which has been obtained and is in full force and effect), (ii) conflict with (A) any provision of law, (B) the charter, by-laws or other organizational documents of any Company or (C) any agreement, indenture, instrument or other document, or any judgment, order or decree, which is binding upon any Company or any of its properties or (iii) require, or result in, the creation or imposition of any Lien on any asset of any Company.
     (d) This Amendment is the legal, valid and binding obligation of each Company, enforceable against such Company in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting enforceability of creditors’ rights generally and to general principals of equity.
     (e) The representations and warranties in the Loan Documents (including but not limited to Section 9 of the Credit Agreement) are true and correct in all material respects with the same effect as though made on and as of the date of this Amendment (except to the extent stated to relate to a specific earlier date, in which case such representations and warranties were true and correct as of such earlier date).
     (f) Except as specifically waived in this Amendment, no Event of Default or Unmatured Event of Default has occurred and is continuing.
     4. Conditions to Effectiveness. (i)The effectiveness of this Amendment and the Commitment Increase Supplement is expressly conditioned upon the following:
     (a) Amendment. This Amendment shall have been executed by each Company, the Administrative Agent and the Required Lenders. The date on which such event has occurred is the “Effective Date”.
     (b) Charter and Good Standing. Each Loan Party shall provide (i) copies of its certificate of incorporation or formation or other constitutive document, together with all amendments thereto, (ii) good standing certificates in its state of incorporation, and (iii) good standing certificates and certificates of qualification to do business in each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification (but excluding, with respect to Akorn New Jersey, its certificate of qualification to do business in the State of New Jersey), each dated a recent date prior to the date hereof and certified by the applicable Secretary of State or other authorized governmental authority.
     (c) Bylaws and Resolutions. Each Loan Party shall provide (a) its bylaws, operating agreement or similar governing document together with all amendments thereto and (b) resolutions or unanimous written consent of each Loan Party’s board of directors, managers or other similar governing body approving and authorizing the execution, delivery and performance of this Amendment, the Commitment Increase Supplement, the pledge agreement required by Section 5 and the transactions to be consummated in connection herewith and therewith, each certified as of the date hereof by such Loan Party’s corporate secretary or an assistant secretary as being in full force and effect without any modification or amendment.
     (d) Incumbency Certificates. Each Loan Party shall provide signature and incumbency certificates of the officers of each such Person executing this Amendment and the Commitment Increase Supplement, certified as of the date hereof by such Person’s corporate secretary or an assistant secretary as being true, accurate, correct and complete.
     (e) Increased Commitment Fee. The Companies shall pay (a) to the Administrative Agent, for the ratable benefit of the Lenders, a closing fee in the amount of $10,000, which fee shall be fully earned and non-refundable when paid.
          (ii) Additionally, the effectiveness of the Commitment Increase Supplement is expressly conditioned upon the following:
     (a) Commitment Increase Supplement. The Commitment Increase Supplement shall have been executed by each Company, the Administrative Agent and the applicable Lenders.
     (b) Note. The Companies shall have executed and delivered a Note evidencing the increase in the Revolving Commitment Amount.
     (c) Officer’s Certificate. The Companies shall have executed and delivered an Officer’s Certificate dated as of the Increase Effective Date (as defined in the Commitment Increase Supplement) (i) certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Section 9 of the Credit Agreement and in the other Loan Documents are true and correct on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and (B) no Unmatured Event of Default or Event of Default exists or shall result from such increase to the Revolving Commitment Amount.
     5. Additional Agreement. The Companies shall execute and deliver to the Administrative Agent, within 15 days of the date hereof, the pledge agreement referred to in

Section 10.13 of the Credit Agreement and shall comply with the reasonable requests of the Administrative Agent relating to such pledge agreement.
     6. Affirmation. Except as specifically provided in this Amendment, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver or forbearance of any Unmatured Event of Default or Event of Default or any right, power or remedy of the Administrative Agent or any Lender under the Credit Agreement or any of the other Loan Documents, or constitute a consent, waiver or modification with respect to any provision of the Credit Agreement or any of the other Loan Documents, and the Company hereby fully ratifies and affirms each Loan Document to which it is a party. Reference in any of this Amendment, the Credit Agreement or any other Loan Document to the Credit Agreement shall be a reference to the Credit Agreement as modified hereby and as further amended, modified, restated, supplemented or extended from time to time. This Amendment shall constitute a Loan Document for purposes of the Credit Agreement and the other Loan Documents.
     7. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall constitute an original, but all of which when taken together shall constitute one instrument. Delivery of an executed counterpart of this Amendment by facsimile shall be effective as delivery of an original counterpart.
     8. Headings. The headings and captions of this Amendment are for the purposes of reference only and shall not affect the construction of, or be taken into consideration in interpreting, this Amendment.
     9. Further Assurances. Each Company agrees to execute and deliver, or cause to be executed and delivered, in form and substance satisfactory to the Administrative Agent and the Lenders, such further documents, instruments, amendments and financing statements and to take such further action, as may be necessary from time to time to perfect and maintain the liens and security interests created by the Loan Documents.
     10. APPLICABLE LAW. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF ILLINOIS WITHOUT GIVING EFFECT TO ILLINOIS CHOICE OF LAW DOCTRINE.
     11. Acknowledgment. Each Company hereby waives, discharges and forever releases the Administrative Agent and each of the Lenders, and each of said Person’s employees, officers, directors, attorneys, stockholders and successors and assigns, from and of any and all claims, causes of action, allegations or assertions that either Company has or may have had at any time through (and including) the date of this Amendment, against any or all of the foregoing, regardless of whether any such claims, causes of action, allegations or assertions are known to either Company or whether any such claims, causes of action, allegations or assertions arose as a result of the Administrative Agent’s or any Lender’s actions or omissions in connection with the Credit Agreement, including any amendments or modifications thereto, or otherwise.
[signature pages follow]

     IN WITNESS WHEREOF, this Amendment has been duly executed and delivered as of the day and year first above written.

AKORN, INC.

By:	/s/ Jeffrey A. Whitnell
Title:	Chief Financial Officer, Treasurer and Secretary

AKORN (NEW JERSEY), INC.

By:	/s/ Jeffrey A. Whitnell
Title:	Chief Financial Officer, Treasurer and Secretary

LASALLE BANK NATIONAL ASSOCIATION,
as Administrative Agent and Lender

By:	/s/ Patrick J. O’Toole
Title:	First Vice President

EXHIBIT A
FORM OF COMMITMENT INCREASE SUPPLEMENT
   THIS COMMITMENT INCREASE SUPPLEMENT is made as of the 2nd day of November, 2007, by and among LASALLE BANK NATIONAL ASSOCIATION, as administrative agent (the “Administrative Agent”), the financial institution party hereto as an increasing lender (the “Increasing Lender”), AKORN, INC., a Louisiana corporation (“Akorn”) and AKORN (NEW JERSEY), INC., an Illinois corporation (“Akorn New Jersey”).
RECITALS
     A. The Administrative Agent, Akorn, Akorn New Jersey and the Lenders entered into a Credit Agreement dated as of October 7, 2003 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used but not defined herein shall have the meanings attributed to them in the Credit Agreement.
     B. Pursuant to Section 6.5 of the Credit Agreement, the Companies have the right to request an increase in the Revolving Commitment Amount by an amount (for all such requests) not exceeding $10,000,000.
     C. The Companies have requested that the Revolving Commitment Amount be increased by $5,000,000 from $10,000,000 to $15,000,000 (the “Increase”), and the Increasing Lender has agreed to such increase upon the terms and conditions specified herein.
AGREEMENT
     12. The Companies, the Administrative Agent, and the party signatory hereto as the Increasing Lender hereby agree that from and after the date hereof, the Increasing Lender shall have the respective Commitment as set forth on the attached Supplement to Annex A. Such increase in the Commitment of the Increasing Lender shall represent an increase in the Aggregate Revolving Commitment pursuant to Section 6.5 of the Credit Agreement.
     13. This Commitment Increase Supplement shall be effective on the date (the “Increase Effective Date”) that (i) the Companies and the Increasing Lender execute a counterpart hereof and deliver the same to the Administrative Agent, (ii) the Administrative Agent executes a counterpart hereof, (iii) each of the conditions set forth in that certain Amendment to Credit Agreement, dated as of November 2, 2007, by and among the Companies, the Administrative and the Lenders shall have been fulfilled.
     14. The Companies (i) represent and warrant that before and after giving effect to the Increase, (A) the representations and warranties contained in Section 9 of the Credit Agreement and in the other Loan Documents are true and correct on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and (B) no Unmatured Event of Default or Event of Default exists or shall result from such Increase, (ii) ratify and confirm each of the Loan Documents to which it is a party, (iii) agree that all Loan Documents shall apply to the Obligations as they are increased by this Commitment Increase Supplement, and (iv) agree

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that their obligations and covenants under each Loan Document are otherwise unimpaired hereby and shall remain in full force and effect.
     15. This Commitment Increase Supplement may not be amended, changed, waived or modified, except by a writing executed by the parties hereto.
     16. This Commitment Increase Supplement together with the Credit Agreement embody the entire agreement among the Increasing Lender, the Companies and the Administrative Agent with respect to the subject matter hereof and supersedes all other prior arrangements and understandings relating to the subject matter hereof.
     17. This Commitment Increase Supplement may be executed in any number of counterparts, each of which shall be deemed to be an original. Each such counterpart shall become effective when counterparts have been executed by all parties hereto. Delivery of an executed counterpart of this Commitment Increase Supplement by telecopier shall be effective as delivery of a manually executed counterpart of this Commitment Increase Supplement.
     18. This Commitment Increase Supplement shall be binding upon and inure to the benefit of each Lender, the Administrative Agent, and the Companies and their respective successors and permitted assigns, except that no party may assign or transfer any of its rights or obligations hereunder without the prior written consent of the other parties.
     19. THIS COMMITMENT INCREASE SUPPLEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF ILLINOIS WITHOUT GIVING EFFECT TO ILLINOIS CHOICE OF LAW DOCTRINE.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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     IN WITNESS WHEREOF, the Administrative Agent, the Companies, and the Increasing Lender have executed this Commitment Increase Supplement as of the date shown above.

AKORN, INC.

By:	/s/ Jeffrey A. Whitnell
Title:	Chief Financial Officer, Treasurer and Secretary

AKORN (NEW JERSEY), INC.

By:	/s/ Jeffrey A. Whitnell
Title:	Chief Financial Officer, Treasurer and Secretary

LASALLE BANK NATIONAL ASSOCIATION,
as Administrative Agent and Lender

By:	/s/ Patrick J. O’Toole
Title:	First Vice President

SUPPLEMENT TO ANNEX A
LENDERS AND PRO RATA SHARES

Lender	Revolving Commitment Amount	Pro Rata Share
LaSalle Bank National Association	$15,000,000	100%

TOTALS	$15,000,000	100%